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                                                            EXHIBIT 4.2


                         CERTIFICATE OF AMENDMENT
                         ------------------------

     Pursuant to Section 27 of the Rights Agreement, dated as of February 1, 1996 (the "Rights Agreement"), between Sun Company, Inc. (the "Company") and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent"), the Company hereby certifies that the Amendment No. 1 to the Rights Agreement, attached as Exhibit 4.3 hereto, is in compliance with the terms of said Section 27 of the Rights Agreement.


Dated as of July 3, 1997.



                                   SUN COMPANY, INC.

                                   By:  /s/ ROBERT M. AIKEN, JR.
                                        ------------------------
                                        Robert M. Aiken, Jr.
                                        Executive Vice President and
                                        Chief Financial Officer